 Exhibit 99.1
Investor Contact:
Kenneth W. Freeman
Executive Chairman
(978) 570-6900
ken.freeman@accellent.com

For Immediate Release

Jeremy A. Friedman Appointed Chief Financial Officer of Accellent Inc.

Wilmington, MA. (September 4, 2007) – Accellent Inc., a leading provider of outsourced precision manufacturing and engineering services to the medical device industry, announced today that effective September 4, 2007, Jeremy A. Friedman has been named Chief Financial Officer, Executive Vice President and Treasurer reporting to Kenneth Freeman, Executive Chairman.

Alan Bortnick, Vice President – Finance and Interim Chief Financial Officer since June 15, 2007, will assume his previous responsibilities as Vice President - Finance, reporting to Mr. Friedman.

“Jeremy comes to Accellent with substantial accomplishments in several challenging industries,” said Mr. Freeman.  “He is a results–oriented leader with a breadth of capabilities that will serve him well as we continue the transformation of Accellent.”

Mr. Friedman, 54, has more than thirty years of financial and operations experience, most recently at Flextronics International Ltd., where he held the positions of Senior Vice President – Business Development, Senior Vice President of Finance and Global Supply Chain – Components, Chief Operating Officer – Flextronics Network Services, Vice President – Global Internal Audit and Vice President – Business Systems and Processes.

Prior to Flextronics, Mr. Friedman held leadership positions at KPMG, ACME Well International Corporation, We’re Entertainment, Inc., Phillips Van-Heusen Corporation, and Windsor Shirt Company.

A native of Pennsylvania, Mr. Friedman received a bachelor’s degree in religion from Haverford College in 1975, and an MBA from Harvard Business School in 1977.  He will relocate to the Wilmington, Massachusetts area.

About Accellent
Accellent Inc. provides fully integrated, outsourced manufacturing and engineering services to the medical device industry in the cardiology, endoscopy and orthopaedic markets.  Accellent has broad capabilities in design and engineering services, precision component fabrication, finished device assembly and complete supply chain management.  These capabilities enhance customers’ speed to market and return on investment by allowing companies to refocus internal resources more efficiently.  For more information, please visit www.accellent.com.